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                            [Net2Phone Letterhead]

Press Release

AT&T Completes Net2Phone Investment

HACKENSACK, NJ - August 11, 2000 --- Net2Phone Inc. (NASDAQ: NTOP) today announced that AT&T (NYSE: T) has completed its investment of $1.4 billion in Net2Phone, a leading provider of voice enhanced services on the Internet.

AT&T purchased four million newly-issued Class A shares from Net2Phone at a price of $75 per share. In addition, AT&T has purchased 14.9 million Class A Net2Phone shares from IDT Corporation (NASDAQ: IDTC) for $75 per share, giving AT&T a 39 percent voting stake and a 32 percent economic stake in Net2Phone for a total cash investment of approximately $1.4 billion.

Net2Phone also announced today that John C. Petrillo, Executive Vice President of Corporate Strategy and Business Development for AT&T, and Richard R. Roscitt, President of AT&T Business Services, will join Net2Phone's Board of Directors.

"We are excited about the many opportunities that lay ahead for this relationship," said Howie Balter, CEO of Net2Phone. "We plan on working together to create standards for voice enabling the Internet as well as pursuing multiple synergies between the companies."

"Working together, AT&T and Net2Phone can develop an exciting new generation of communications services," says John Petrillo, executive vice president, AT&T Corporate Strategy and Development. "We're confident that businesses and consumers will find new Internet voice applications quite valuable."

Net2Phone is a leading provider of voice-enhanced Internet communications services to individuals and businesses worldwide. Net2Phone enables people to place low-cost high quality calls from their computer, telephone, or fax machine to any telephone or fax machine in the world. Net2Phone develops and markets technology and services for IP voice and e-commerce solutions for the web and other IP networks. For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, Net2Phone's expected operating performance for the three months ending October 31, 2000 and thereafter. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, changes of rates of all related telco rates and services, legislation that may affect the Internet telephony industry, and Net2Phone's ability to operate the services described on a large scale commercial level.The forward-looking statements are made as of the date of this press release, and Net2Phone assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and the other information set forth from time to time in Net2Phone's reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934.